UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2004

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Golden Shore Drive, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release of Molina Healthcare, Inc. issued February 11, 2004 as to financial results for the quarter and year ended December 31, 2003.

Item 12. Disclosure of Results of Operations and Financial Condition.

On February 11, 2004, we issued a press release announcing our financial results for the quarter and year ended December 31, 2003. The full text of the press release is included as Exhibit 99.1 to this report. The information contained in the websites cited in the press release is not part of this report.

On February 11, 2004 we also held a conference call to report on our financial results for the quarter and year ended December 31, 2003. On that call we also provided the guidance set forth below for calendar year 2004.

We expect net income for the first quarter of 2004 will be in the range of $10.1 million to $10.4 million, with earnings per diluted share in the range of $0.39 to $0.40. For the full year, we expect net income to be in the range of $47.5 million to $50.2 million, with earnings per diluted share in the range of $1.83 to $ 1.93. These estimates assume an effective tax rate of 37.5%, which does not take into account any favorable state tax credits we might receive from prior periods during 2004. Additionally, the estimates do not take into account the favorable one-time effect of $1.1 million (pretax) on earnings that will likely arise from the anticipated termination of a split dollar life insurance arrangement between us and a related party. All estimates assume an average of 26.0 million diluted shares outstanding in 2004.

We expect premium revenue for the year ended December 31, 2004 to be in the range of $922.7 million to $943.5 million. We reconfirmed our guidance issued November 6, 2003 that we expect enrollment growth for the year ended December 31, 2004 to be between 6 and 9 percent, excluding acquisitions. We anticipate our medical care ratio to be within the range of 83.0 to 83.2 percent of premium and other operating revenue for the year ended December 31, 2004. We also reconfirmed our guidance issued November 6, 2003 that our administrative costs for the year ended December 31,

2004 will be between 8.0 and 8.3 percent of total revenue.

The information in this Form 8-K and the exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: February 12, 2004	By: /s/ Mark L. Andrews
Mark L. Andrews
Executive Vice President, Legal
Affairs, General Counsel and
Corporate Secretary